Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of The Protective Variable Annuity Separate Account of our report dated March 25, 2019, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in this Registration Statement.

We also consent to the use in this Registration Statement on Form N-4 of The Protective Variable Annuity Separate Account of our report dated April 22, 2019, relating to the financial statements of the subaccounts listed in such report of The Protective Variable Annuity Separate Account, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

April 27, 2020